PRICING SUPPLEMENT NO. 125 DATED                       Filed Pursuant to
SEPTEMBER 3, 1998 TO PROSPECTUS DATED                  Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY                 File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED OCTOBER 1, 1997

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series D
                Due 9 Months to 25 Years from date of issue

     Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:             $ 361,000.00
Original Issue Date
  (Settlement Date):                    September 9, 1998
Stated Maturity Date:                   August 15, 2005
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          6.500% Per Annum
Interest Payment Dates:                 August 15 and February 15 and
                                        semi-annually thereafter
                                        Commencing February 15, 1999
Survivor's Option:                      [ X ] Yes    [   ] No
Optional Redemption:                    [ X ] Yes    [   ] No

Initial Redemption Date:                August 15, 2000
Redemption Price:                       Initially 101.00% of Principal
                                        Amount and 100% after the first
                                        anniversary of the Initial
                                        Redemption Date.

                                        Principal Amount of Notes
           Agent                        Solicited by Each Agent

Prudential Securities Incorporated      $  76,000.00
First of Michigan Corporation           $  15,000.00
J.W. Korth & Company                    $ 270,000.00
           Total                        $ 361,000.00

                                        Per Note Sold by
                                        Agents To Public         Total

Issue Price:                            $   1,000.00        $ 361,000.00
Agent's Discount or Commission:         $       7.00        $   2,527.00
Maximum Dealer's Discount or
  Selling Concession:                   $      18.50        $   6,678.50
Proceeds to the Company:                $     974.50        $ 351,794.50

CUSIP Number:  12589QZL3